Exhibit 99.1

Lifetime Brands Reports Record Second Quarter 2011 Results

Net Income Rises to $2.1 Million or $0.17 Per Share

Wholesale Net Sales Increase by 5.9%

Garden City, NY, August 8, 2011 -- Lifetime Brands, Inc. (NasdaqGS: LCUT), North America's leading resource for nationally branded kitchenware, tabletop, home décor, and lifestyle products today reported its financial results for the three months ended June 30, 2011.

Consolidated net sales for the three months ended June 30, 2011 increased 4.0% to $90.4 million, as compared to consolidated net sales of $86.9 million for the corresponding period in 2010.

Net sales for the Wholesale segment increased 5.9%, or $4.8 million, to $86.3 million in the second quarter of 2011. Net sales for the Retail Direct segment were $1.3 million, as compared to $4.1 million, in the second quarter of 2011. The decline in direct-to-consumer sales reflected reduced promotional activity in the 2011 quarter, as compared to the corresponding quarter in the prior year, as well as the Company’s decision to terminate its print consumer catalog.

Gross margin as a percentage of net sales for the Wholesale segment declined to 36.2% in the second quarter of 2011 from 37.2% in the corresponding period in 2010. The decrease in the Company’s gross margin percentage was primarily attributable to changes in product mix. Gross margin for the Retail Direct segment was 68.0% in the second quarter of 2011 as compared to 66.8% for the corresponding period in 2010. The increase in the gross margin for the Retail Direct segment was the result of reduced promotional activities.

Income from operations for the three months ended June 30, 2011 was $4.4 million, as compared to $2.5 million for the corresponding period in 2010. The increase in income from operations reflected lower distribution expense and a reduction in selling, general and administrative expenses in the 2011 period, as compared to the corresponding period in 2010.

Interest expense for the three months ended June 30, 2011 declined to $2.0 million from $2.6 million in 2010, which reflected both lower average borrowings and lower interest rates. On July 15, 2011, the Company retired the $24.1 million aggregate principal amount of its convertible notes.

Consolidated net income for the second quarter of 2011 was $2.1 million, or $0.17 per diluted share, as compared to a net loss of $1.0 million, or $0.08 per diluted share, for the second quarter of 2010.

Jeffrey Siegel, Chairman, President and Chief Executive Officer, said, "The net income we are reporting this morning is a second quarter record for Lifetime Brands. Despite the challenging business environment, we are on target to achieve top line growth and increased profitability for the full year. Our solid operating results and further strengthened financial position give us better flexibility to profitably grow our company in the future.”

Consolidated EBITDA for the three months ended June 30, 2011 was $7.5 million, as compared to $6.1 million for the corresponding period in 2010. Consolidated EBITDA for the trailing four quarters ended June 30, 2011, was $41.3 million as compared to $39.0 million for the trailing four quarters ended June 30, 2010.

EBITDA is a non-GAAP measure that the Company defines as net income, adjusted to exclude undistributed equity earnings, an extraordinary item, income taxes, interest, depreciation and amortization, restructuring expenses, stock compensation expense and loss on early retirement of debt, as shown in the table below.

On May 16, 2011, the Board of Directors declared a quarterly dividend of $0.025 per share payable on August 16, 2011, to shareholders of record on August 2, 2011.

Conference Call

Lifetime has scheduled a conference call for Monday, August 8, 2011 at 11:00 a.m. ET to discuss its second quarter 2011 results. The dial-in number for the conference call is (617) 786-2964 conference ID# 46883510. A live webcast of the conference call will be broadcast in the Investor Relations section of the Company’s website, www.lifetimebrands.com.

A replay of the call will also be available through August 15, 2011 and can be accessed by dialing (617) 801-6888, conference ID #54391056. For those who cannot listen to the live broadcast, an audio replay of the call will also be available on the Company’s website.

Non-GAAP Financial Measures

This earnings release contains non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a company's historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flows of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. These non-GAAP measures are provided because management of the Company uses these financial measures in evaluating the Company's on-going financial results and trends. Management uses this non-GAAP information as an indicator of business performance.

Forward-Looking Statements

In this press release, the use of the words “believe,” "could," "expect," "may," "positioned," "project," "projected," "should," "will," "would" or similar expressions is intended to identify forward-looking statements that represent the Company’s current judgment about possible future events. The Company believes these judgments are reasonable, but these statements are not guarantees of any events or financial results, and actual results may differ materially due to a variety of important factors. Such factors might include, among others, the Company’s ability to comply with the requirements of its credit agreements; the availability of funding under such credit agreements; the Company’s ability to maintain adequate liquidity and financing sources and an appropriate level of debt; changes in general economic conditions which could affect customer payment practices or consumer spending; the impact of changes in general economic conditions on the Company’s customers; changes in demand for the Company’s products; shortages of and price volatility for certain commodities; significant changes in the competitive environment and the effect of competition on the Company’s markets, including on the Company’s pricing policies, financing sources and an appropriate level of debt.

Lifetime Brands, Inc.

Lifetime Brands is North America’s leading resource for nationally branded kitchenware, tabletop, home décor and lifestyle products. The Company markets its products under such well-known kitchenware brands as Farberware®, KitchenAid®, CasaMōda®, Cuisinart®, Cuisine de France®, Hoffritz®, Kamenstein®, Kizmos™, Misto®, Pedrini®, Roshco®, Sabatier® and Vasconia®; respected tabletop brands such as Mikasa®, Pfaltzgraff®, Calvin Klein®, Gorham®, International® Silver, Kirk Stieff®, Nautica®, Sasaki®, Towle® Silversmiths, Tuttle®, and Wallace®; and leading home décor and lifestyle brands, including Design for Living™, Elements® and Melannco®. The Company’s website is www.lifetimebrands.com.

Contacts:

Lifetime Brands, Inc.	Lippert/Heilshorn & Assoc.
Laurence Winoker, Chief Financial Officer	Harriet Fried, SVP
516-203-3590	212-838-3777
investor.relations@lifetimebrands.com	hfried@lhai.com

LIFETIME BRANDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands - except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net sales	$90,371	$86,889	$182,144	$175,625

Cost of sales	56,325	52,942	114,708	106,894
Distribution expenses	9,306	9,597	20,246	19,730
Selling, general and administrative expenses	20,389	21,828	42,862	43,952

Income from operations	4,351	2,522	4,328	5,049

Interest expense	(2,039)	(2,644)	(4,018)	(5,073)
Loss on early retirement of debt	―	(764)	―	(764)

Income (loss) before income taxes and equity in earnings	2,312	(886)	310	(788)

Income tax provision	(1,108)	(573)	(520)	(612)
Equity in earnings, net of taxes	859	478	1,324	1,148

NET INCOME (LOSS)	$2,063	$(981)	$1,114	$(252)

BASIC INCOME (LOSS) PER COMMON SHARE	$0.17	$(0.08)	$0.09	$(0.02)
DILUTED INCOME (LOSS) PER COMMON SHARE	$0.17	$(0.08)	$0.09	$(0.02)
Cash dividends declared per common share	$0.025	―	$0.050	―

LIFETIME BRANDS, INC.
CONSOLIDATED BALANCE SHEETS
 (In thousands - except share data)

	June 30, 2011		December 31, 2010
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents		$1,940	$3,351
Accounts receivable, less allowances of $5,504 at June 30, 2011 and $12,611 at December 31, 2010		58,924	72,795
Inventory		110,506	99,935
Deferred income taxes		1,124	1,124
Prepaid income taxes		―	―
Prepaid expenses and other current assets		4,729	5,048
TOTAL CURRENT ASSETS		177,223	182,253

PROPERTY AND EQUIPMENT, net		34,458	36,093
INTANGIBLE ASSETS, net		30,504	30,818
INVESTMENT IN GRUPO VASCONIA, S.A.B		25,708	24,068
OTHER ASSETS		4,469	4,354
TOTAL ASSETS		$272,362	$277,586
LIABILITIES AND STOCKHOLDERS’ EQUITY CURRENT LIABILITIES
Revolving Credit Facility	$	―	$4,100
Accounts payable		20,807	19,414
Accrued expenses		23,375	31,962
Deferred income tax liabilities		―	―
Income taxes payable		182	5,036
TOTAL CURRENT LIABILITIES		44,364	60,512

DEFERRED RENT & OTHER LONG-TERM LIABILITIES		14,416	14,482
DEFERRED INCOME TAXES		1,603	1,429
REVOLVING CREDIT FACILITY		17,354	10,000
TERM LOAN		40,000	40,000
4.75% CONVERTIBLE SENIOR NOTES		24,021	23,557

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value, shares authorized: 100 shares of Series A and 2,000,000 shares of Series B; none issued and outstanding		―	―
Common stock, $.01 par value, shares authorized: 25,000,000; shares issued and outstanding: 12,082,943 at June 30, 2011 and 12,064,543 at December 31, 2010		121	121
Paid-in capital		132,789	131,350
Retained earnings		1,823	1,312
Accumulated other comprehensive (loss)		(4,129)	(5,177)
TOTAL STOCKHOLDERS’ EQUITY		130,604	127,606
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$272,362	$277,586

LIFETIME BRANDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
 (In thousands - unaudited)

	Six Months Ended
	June 30,
	2011	2010
OPERATING ACTIVITIES
Net income (loss)	$1,114	$(252)
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Depreciation and amortization	4,015	5,000
Amortization of debt discount	464	1,357
Deferred rent	(21)	286
Stock compensation expense	1,423	1,400
Undistributed equity earnings	(858)	(750)
Loss on early retirement of debt	―	764
Changes in operating assets and liabilities:
Accounts receivable, net	13,871	8,943
Inventory	(10,571)	(10,762)
Prepaid expenses, other current assets and other assets	643	99
Accounts payable, accrued expenses and other liabilities	(7,485)	6,892
Income taxes receivable	―	―
Prepaid income taxes	―	(951)
Income taxes payable	(4,854)	(906)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(2,259)	11,120

INVESTING ACTIVITIES
Purchases of property and equipment, net	(2,066)	(1,251)
NET CASH USED IN INVESTING ACTIVITIES	(2,066)	(1,251)

FINANCING ACTIVITIES
Proceeds from revolving credit facility	3,254	58,828
Proceeds from term loan	―	10,000
Repayments of prior credit facility, net	―	(24,601)
Repurchase of 4.75% convertible senior notes	―	(51,028)
Financing costs	―	(3,058)
Proceeds from the exercise of stock options	15	57
Excess tax benefits from the exercise of stock options	6	226
Payment of capital lease obligations	(59)	(89)
Cash dividend paid	(302)	―
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	2,914	(9,665)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,411)	204
Cash and cash equivalents at beginning of period	3,351	682
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,940	$886

LIFETIME BRANDS, INC.
Supplemental Information
(In thousands)

Consolidated EBITDA – Four Quarters Ended
June 30, 2011
Consolidated EBITDA for the three months ended:
June 30, 2011	$7,512
March 31, 2011	2,720
December 31, 2010	17,544
September 30, 2010	13,529
Consolidated EBITDA	$41,305

Consolidated EBITDA – Four Quarters Ended
June 30, 2010
Consolidated EBITDA for the three months ended:
June 30, 2010	$6,117
March 31, 2010	5,728
December 31, 2009	15,558
September 30, 2009	11,611
Consolidated EBITDA	$39,014

Reconciliation of GAAP to Non-GAAP Operating Results

	Three Months Ended
	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010
Net income (loss) reported	$2,063	$(949)	$13,928	$6,585
Less: Undistributed equity earnings	(393)	(465)	(733)	(836)
Extraordinary item	―	―	(2,477)	―
Add:
Income tax (benefit) provision	1,108	(588)	1,600	2,390
Interest expense	2,039	1,979	2,188	2,090
Depreciation and amortization	2,020	1,995	2,292	2,518
Stock compensation expense	675	748	746	782
Consolidated EBITDA	$7,512	$2,720	$17,544	$13,529

	Three Months Ended
	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009
Net income (loss) reported	$(981)	$729	$5,048	$4,879
Less: Undistributed equity earnings	(82)	(670)	(534)	(703)
Add:
Income tax provision	573	39	1,311	153
Interest expense	2,644	2,429	4,124	3,294
Depreciation and amortization	2,458	2,542	3,214	2,770
Restructuring expenses	―	―	1,784	671
Stock compensation expense	741	659	611	547
Loss on early retirement of debt	764	―	―	―
Consolidated EBITDA	$6,117	$5,728	$15,558	$11,611